Exhibit 10.1
TRANSITION SERVICES AGREEMENT
by and between
THE E. W. SCRIPPS COMPANY
and
SCRIPPS NETWORKS INTERACTIVE, INC.
Dated as of                     , 2008

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TABLE OF CONTENTS

		Page

SECTION 11.08.	Headings	27
SECTION 11.09.	Submission to Jurisdiction; Waivers	27
SECTION 11.10.	Severability	28
SECTION 11.11.	Governing Law	28
SECTION 11.12.	Counterparts	28
SECTION 11.13.	Order of Precedence	28
SECTION 11.14.	Ownership of and License to Data	28

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Exhibits

EWS Subsidiaries	Exhibit 1.01(a)
SNI Subsidiaries	Exhibit 1.01(b)
EWS Services Required Consents	Exhibit 5.01
SNI Services Required Consents	Exhibit 5.02
Transition Teams and Team Leaders	Exhibit 7.01
Schedules

Rate Card	Schedule 3.01
[Others to be provided by the Company.]

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TRANSITION SERVICES AGREEMENT
     THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into this ___ day of                          , 2008, by and between The E. W. Scripps Company, an Ohio corporation (“EWS”), and Scripps Networks Interactive, Inc., an Ohio corporation and, prior to the Distribution Date, an indirect subsidiary of EWS (“SNI” and, together with EWS, each, a “Party” and collectively, the “Parties”). Capitalized terms used in this Agreement are defined as set forth in Section 1.01.
RECITALS
     WHEREAS, the Board of Directors of EWS has determined that it is in the best interests of EWS to separate the SNI Business and the EWS Business into two independent public companies, on the terms and subject to the conditions set forth in the Separation Agreement (as defined below), in order to separate businesses with differing strategic directions, eliminate existing constraints regarding capital allocation, concentrate management focus, allow more tailored management incentives, and accommodate differing shareholder bases;
     WHEREAS, in order to effectuate the foregoing, EWS and SNI have entered into a Separation and Distribution Agreement, dated as of                               , 2008 (the “Separation Agreement”), pursuant to which and subject to the terms and conditions set forth therein, the SNI Business shall be separated from the EWS Business, and all of the issued and outstanding Class A Common Shares, par value $0.01 per share, of SNI and Common Voting Shares, par value $0.01 per share, of SNI beneficially owned by EWS shall be distributed on a pro rata basis to the holders of the issued and outstanding Class A Common Shares, par value $0.01 per share, of EWS and Common Voting Shares, par value $0.01 per share, of EWS (the “Distribution”); and
     WHEREAS, in connection therewith and in order to ensure an orderly transition under the Separation Agreement, EWS desires to provide, through the EWS Service Providers, to the SNI Group certain transition services (the “EWS Services”) with respect to the operation of the SNI Group following the Distribution Date, and SNI desires to provide, through the SNI Service Providers, to the EWS Group certain transition services (the “SNI Services”) with respect to the operation of the EWS Group following the Distribution Date, as such EWS Services and SNI Services are more fully described in separate schedules (all such schedules, including any appendices, exhibits or other attachments thereto, the “Schedules,” and each, a “Schedule”) to this Agreement and pursuant to Section 2.10.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Action” means any claim, demand, complaint, charge, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation.
     “Additional EWS Scheduled Service” shall have the meaning assigned to it in Section 2.03.

     “Additional SNI Scheduled Service” shall have the meaning assigned to it in Section 2.04.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
     “Agreement” shall have the meaning assigned to it in the preamble.
     “Ancillary Agreements” means the Employee Matters Agreement, the Trademark License Agreement, the Transition Services Agreement, the Tax Allocation Agreement, the Software License Agreement and the Retransmission Agreement.
     “Asset” means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.
     “Best Efforts” means with respect to either Party, the efforts that such Party would use on behalf of itself to enforce its rights against a third party or cause such third party to honor its obligations to such Party under any agreement with such third party.
     “Consents” means any consents, waivers, notices, reports or other filings to be made, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any Governmental Authority.
     “Defaulting Party” shall have the meaning assigned to it in Section 4.03(a)(i).
     “Distribution” shall have the meaning assigned to it in the preamble.
     “Distribution Date” means the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of EWS in its sole and absolute discretion.
     “EWS” shall have the meaning assigned to it in the preamble.
     “EWS Business” means all businesses and operations conducted by the EWS Group from time to time, whether prior to, at or after the Distribution Date, other than the SNI Business.
     “EWS Data” means all data relating primarily to the EWS Business (including all files, records and other Information relating primarily to the EWS Business that have been uploaded to Software at any time since EWS or SNI began using such Software, whether uploaded prior to, on, or after the Distribution Date).
     “EWS Group” means, as of the Distribution Date, EWS and each of its Subsidiaries, including those Subsidiaries set forth on Exhibit 1.01(a), and any corporation or entity that may become part of such Group from time to time thereafter. The EWS Group shall not include any member of the SNI Group.

     “EWS Service Providers” means the EWS Group members and any Third Party Service Provider, in each case, to the extent such Person is providing the EWS Services on behalf of EWS pursuant to any Schedule.
     “EWS Services” shall have the meaning assigned to it in the recitals.
     “EWS Transition Plan” shall have the meaning assigned to it in Section 2.10(c).
     “Force Majeure Event” means any act of God, fire, flood, storm or explosion; any strike, lockout or other labor disturbance; any material shortage of facilities, labor, materials or equipment; any delay in transportation, breakdown or accident; any Law; any riot, war, act of terror, rebellion or insurrection; any embargo or fuel or energy shortage; any interruption in telecommunications or utilities services; or any other event, in each case beyond the control of a Party and that actually prevents, hinders or delays such Party from performing its obligations under this Agreement.
     “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority.
     “Group” means the EWS Group or the SNI Group as the context requires.
     “Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product) and other technical, financial, legal, employee or business information or data.
     “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, trade names and the goodwill associated with the foregoing; (ii) patents and patent applications and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration, design registrations or patents and like rights; (iii) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iv) writings and other works of authorship; (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), Information, business, technical and know-how information, business processes, non-public information, proprietary information and confidential information and rights to limit the use or disclosure thereof by any Person; (vi) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, “Software”); (vii) domain names and uniform resource locators; (viii) moral rights; (ix) privacy and publicity rights; (x) advertising and promotional materials, whether or not copyrightable; and (xi) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

     “Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.
     “Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, Losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, on- or off-balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law, or other pronouncements of Governmental Authorities constituting an Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators and costs related thereto or to the investigation or defense thereof.
     “Loss” shall have the meaning assigned to it in Section 9.06.
     “Non Defaulting Party” shall have the meaning assigned to it in Section 4.03(a).
     “Party” or “Parties” shall have the meaning assigned to such terms in the preamble.
     “Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
     “Prime Rate” means the “prime rate” published in the “Money Rates” section of The Wall Street Journal. If The Wall Street Journal ceases to publish the “prime rate,” then the Parties shall mutually agree to an equivalent publication that publishes such “prime rate,” and if such “prime rate” is no longer generally published or is limited, regulated or administered by a Governmental Authority, then a comparable interest rate index mutually agreed to by the Parties.
     “Registration Statement” means the Registration Statement on Form 10 of SNI as declared effective by the United States Securities and Exchange Commission relating to the registration under the United States Exchange Act of 1934, as amended, of the Class A Common Shares, par value $0.01 per share, of SNI, including any post-effective amendments thereto and all exhibits (including the SNI Information Statement) and other documents incorporated therein by reference.
     “Schedule” or “Schedules” shall have the meaning assigned to such terms in the recitals.
     “Separation Agreement” shall have the meaning assigned to it in the recitals.
     “Service Provider” means the EWS Service Providers and/or the SNI Service Providers, as the context requires.
     “Service Recipient” means either any member of the EWS Group , to the extent such member of the EWS Group is receiving a Service from an SNI Service Provider, or any member of the SNI Group , to the extent such member of the SNI Group is receiving a Service from an EWS Service Provider, as the context requires.

     “Service Taxes” shall have the meaning assigned to it in Section 3.06.
     “Services” means the EWS Services and/or the SNI Services, as the context requires.
     “SNI” shall have the meaning assigned to it in the preamble.
     “SNI Business” means all businesses and operations conducted by the SNI Group from time to time, whether prior to, at or after the Distribution Date, including the businesses and operations conducted by the SNI Group as more fully described in the SNI Information Statement and excluding the EWS Business.
     “SNI Data” means all data relating primarily to the SNI Business (including all files, records and other Information relating primarily to the SNI Business that have been uploaded to Software at any time since EWS or SNI began using such Software, whether uploaded prior to, on, or after the Distribution Date).
     “SNI Group” means, as of the Distribution Date, SNI and each of its Subsidiaries, including those Subsidiaries set forth on Exhibit 1.01(b), and any corporation or entity that may become part of such Group from time to time thereafter. The SNI Group shall not include any member of the EWS Group.
     “SNI Information Statement” means the definitive information statement distributed to the holders of EWS Common Voting Shares in connection with the Distribution and filed with the United States Securities and Exchange Commission as Exhibit 99.1 to the Registration Statement or as an exhibit to a Form 8-K of SNI.
     “SNI Service Providers” means the SNI Group members and any Third Party Service Provider, in each case, to the extent such Person is providing the SNI Services on behalf of SNI pursuant to any Schedule.
     “SNI Services” shall have the meaning assigned to it in the recitals.
     “SNI Transition Plan” shall have the meaning assigned to it in Section 2.10(b).
     “Software” shall have the meaning assigned to it in Section 1.01.
     “Subsidiary” means, with respect to any specified Person, any other Person of which the specified Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity and, solely for purposes of determining whether an entity is within the EWS Group or the SNI Group, any other Person that directly, or indirectly through one or more intermediaries, is controlled by such specified Person, with “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
     “SOX” means the Sarbanes-Oxley Act of 2002, as amended from time to time.
     “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax or any other tax, custom, duty, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority.
     “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached Schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Team Leader” shall have the meaning assigned to it in Section 7.01.
     “Third Party Service Provider” means any third party that is providing Services on behalf of EWS or SNI pursuant to any Schedule.
     “Third Party Vendor Costs” shall have the meaning assigned to it in Section 3.03.
     “Transition Plans” means the EWS Transition Plan and/or the SNI Transition Plan, as the context requires.
     “Transition Team” shall have the meaning assigned to it in Section 7.01.
     SECTION 1.02. General Interpretive Principles. Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires. The words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph, exhibit and schedule are references to the Articles, Sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
ARTICLE II
TRANSITION SERVICES
     SECTION 2.01. EWS Scheduled Services. During the term of this Agreement, EWS shall provide, or shall cause one or more EWS Service Providers to provide, to the applicable member or members of the SNI Group (such member or members of the SNI Group as determined by SNI in its sole discretion), the EWS Services, as such EWS Services are more particularly described in the applicable Schedules attached hereto, upon the terms and subject to the conditions of this Agreement and such applicable Schedules, including such EWS Services as shall be specified in the Schedules as contemplated by Section 2.10.
     SECTION 2.02. SNI Scheduled Services. During the term of this Agreement, SNI shall provide, or shall cause one or more SNI Service Providers to provide, to the applicable member or members of the EWS Group (such member or members of the EWS Group as determined by EWS in its sole discretion), the SNI Services, as such SNI Services are more particularly described in the applicable Schedules attached hereto, upon the terms and subject to the conditions of this Agreement and such applicable Schedules, including such SNI Services as shall be specified in the Schedules as contemplated by Section 2.10.
     SECTION 2.03. Additional EWS Scheduled Services. If, from time to time during the term of this Agreement, SNI determines that the provision of a service by the EWS Group that is not described on the Schedules is reasonably necessary to enable the SNI Group to operate the SNI Business, including any Services contemplated by Section 2.10, and such service (whether or not then currently being provided) is not included in a Schedule (such service, including the right to use, or the use of, any Asset in connection with such service, hereinafter referred to as an “Additional EWS Scheduled Service”), then SNI may give written notice thereof to EWS in accordance with Section 11.01 hereof. Upon receipt of such notice by EWS, if EWS is reasonably able to provide, or cause to be provided, such Additional EWS Scheduled Service, the Parties will negotiate in good faith, on an arms’-length basis, to attempt to agree on a Schedule setting forth the Additional EWS Scheduled Service, the terms and conditions (including any service level requirements) for the provision of such Additional EWS Scheduled Service and the fees and expenses payable by SNI for such Additional EWS Scheduled Service.
     SECTION 2.04. Additional SNI Scheduled Services. If, from time to time during the term of this Agreement, EWS determines that the provision of a service by the SNI Group that is not described on the Schedules is reasonably necessary to enable the EWS Group to operate the EWS Business, including any Services contemplated by Section 2.10, and such service (whether or not then currently being provided) is not included in a Schedule (such service, including the right to use, or the use of, any Asset in connection with such service, herein after referred to as an “Additional SNI Scheduled Service”), then EWS may give written notice thereof to SNI in accordance with Section 11.01 hereof. Upon receipt of such notice by SNI, if SNI is reasonably able to provide, or cause to be provided, the Additional SNI Scheduled Service, the Parties will negotiate in good faith, on an arms’-length basis, to attempt to agree on a Schedule setting forth the Additional SNI Scheduled Service, the terms and conditions (including any service level requirements) for the provision of such Additional SNI Scheduled Service and the fees payable by EWS for such Additional SNI Scheduled Service.
     SECTION 2.05. Scope of EWS Services; Standard of Performance for EWS Services.
          (a) EWS shall provide, or shall cause to be provided, the EWS Services in a manner and at a level that is substantially similar in all material respects to the typical manner and average level at which such EWS Services were provided to the applicable member or members of the SNI Group during the six-month period prior to the Distribution Date, except to the extent that (i) a different manner or level of an EWS Service is set forth in a Schedule, in which case such EWS Service shall be provided in the manner and level as set forth in each such applicable Schedule or (ii) such EWS Service has not been provided during the six-month period prior to the Distribution Date and the applicable Schedule does not set forth a manner or level at which such EWS Service is to be provided, in which case, such EWS Service shall be provided in the same manner and at the same level at which such EWS Service was provided to the applicable member or members of the SNI Group on the last occasion (or during the six-month period prior to the last occasion) such EWS Service was provided to any member of the SNI Group.
          (b) Notwithstanding Section 2.05(a), EWS may change from time to time the manner in which any EWS Service is provided to the SNI Group, to the extent that EWS is making a similar change in performing a substantially similar service for itself or its Subsidiaries and if EWS provides SNI substantially the same notice (in content and timing) as EWS provides itself and its Subsidiaries with respect to such change; provided, that, EWS may not make any change to the manner in which any EWS Service is provided to the SNI Group if such change would result in a violation, or cause any member of the SNI Group to be in violation, of applicable Law; provided, further, if SNI can demonstrate, in accordance with the terms of this Agreement, that such change is not commercially reasonable and the SNI Group has suffered a material financial harm as a result of such change, EWS shall be required to restore, or cause to be restored, the manner in which such EWS Service is provided to the SNI Group to the manner required by Section 2.05(a). No such change shall affect the fees and expenses for, or materially diminish the quality of, the applicable EWS Service.

          (c) Notwithstanding anything contained herein, EWS may decline to provide all or any part of any particular Service, if EWS reasonably believes that the performance of any EWS Service Provider’s obligations relating thereto would violate any applicable Law applicable to such EWS Service Provider’s business, but only (i) to the extent reasonably necessary for such EWS Service Provider to ensure compliance therewith, (ii) after such EWS Service Provider has applied commercially reasonable efforts to reduce the amount and/or effect of any such restrictions and (iii) after EWS has delivered written notice to SNI specifying in reasonable detail the nature of the applicable restrictions and of any proposed resulting modification in such EWS Service Provider’s obligations.
          (d) Subject to Section 9.03, in no event shall EWS be liable or accountable, in damages or otherwise, for any error of judgment or any mistake of fact or Law or for any action or omission in connection with the provision of the EWS Services by any EWS Service Provider that such EWS Service Provider took or refrained from taking in good faith hereunder, except in the case of such EWS Service Provider’s intentional breach, fraud, gross negligence or willful misconduct.
     SECTION 2.06. Scope of SNI Services; Standard of Performance for SNI Services.
          (a) SNI shall provide, or shall cause to be provided, the SNI Services in a manner and at a level that is substantially similar in all material respects to the typical manner and average level at which such SNI Services were provided to the applicable member or members of the EWS Group during the six-month period prior to the Distribution Date, except to the extent that (i) a different manner or level of an SNI Service is set forth in a Schedule, in which case such SNI Service shall be provided in the manner and level as set forth in each such applicable Schedule or (ii) such SNI Service has not been provided during the six-month period prior to the Distribution Date and the applicable Schedule does not set forth a manner or level at which such SNI Service is to be provided, in which case, such SNI Service shall be provided in the same manner and at the same level at which such SNI Service was provided to the applicable member or members of the EWS Group on the last occasion (or during the six-month period prior to the last occasion) such SNI Service was provided to any member of the EWS Group.
          (b) Notwithstanding Section 2.06(a), SNI may change from time to time the manner in which any SNI Service is provided to the EWS Group, to the extent that SNI is making a similar change in performing a substantially similar service for itself or its Subsidiaries and if SNI provides EWS substantially the same notice (in content and timing) as SNI provides itself and its Subsidiaries with respect to such change; provided, that, SNI may not make any change to the manner in which any SNI Service is provided to the EWS Group if such change would result in a violation, or cause any member of the EWS Group to be in violation, of applicable Law; provided, further, if EWS can demonstrate, in accordance with the terms of this Agreement, that such change is not commercially reasonable and the EWS Group has suffered a material financial harm as a result of such change, SNI shall be required to restore, or cause to be restored, the manner in which such SNI Service is provided to the EWS Group to the manner required by Section 2.06(a). No such change shall affect the fees and expenses for, or materially diminish the quality of, the applicable SNI Service.
          (c) Notwithstanding anything contained herein, SNI may decline to provide all or any part of any particular Service, if SNI reasonably believes that the performance of any SNI Service Provider’s obligations relating thereto would violate any applicable Law applicable to such SNI Service Provider’s business, but only (i) to the extent reasonably necessary for such SNI Service Provider to ensure compliance therewith, (ii) after such SNI Service Provider has applied commercially reasonable efforts to reduce the amount and/or effect of any such restrictions and (iii) after SNI has delivered written notice to EWS specifying in reasonable detail the nature of the applicable restrictions and of any proposed resulting modification in such SNI Service Provider’s obligations.

          (d) Subject to Section 9.04, in no event shall SNI be liable or accountable, in damages or otherwise, for any error of judgment or any mistake of fact or Law or for any action or omission in connection with the provision of the SNI Services by any SNI Service Provider that such SNI Service Provider took or refrained from taking in good faith hereunder, except in the case of such SNI Service Provider’s intentional breach, fraud, gross negligence or willful misconduct.
     SECTION 2.07. Personnel Providing Services; Subcontracting.
          (a) Each Service Provider shall have the sole and exclusive responsibility for selecting and managing their personnel who provide the applicable Services and shall supervise them in connection with the performance of the applicable Services. Such personnel shall be qualified, in the reasonable opinion of such Service Provider, for the tasks to which they are assigned. Such Service Provider shall pay and be responsible for all wages, salary or other compensation, taxes, insurance and, except as expressly specified herein or in any Schedule or separate agreement, other costs and expenses with respect to such personnel.
          (b) To the extent that any Service Provider determines that it is desirable for any reason in its sole discretion, such Service Provider may, without revising the fees otherwise charged to the Service Recipient, contract with reasonably qualified third parties to provide any or all Services to the applicable Service Recipient for all or part of the remainder of the term of this Agreement. No such Third Party Service Provider shall be provided access to any Information of Service Recipient or the applicable member of its Group unless such Third Party Service Provider is bound by non-disclosure obligations at least as restrictive as those contained herein.
          (c) Each Service Provider shall remain fully responsible for its performance of the applicable Services in accordance with the terms hereof, including any obligations it performs through Third Party Service Providers, and each Service Provider shall be solely responsible for all payments due to Third Party Service Providers. Notwithstanding anything contained herein to the contrary, amounts due from any Service Provider to its subcontractors shall not be included in, or be deemed to be, Third Party Vendor Costs to the extent such amounts are for services that are duplicative of any Services for which any Service Provider is charging a fee hereunder.
          (d) In the event any Liability arises from the performance of the Services hereunder by a Third Party Service Provider, the Service Provider shall not be released from its responsibilities under this Agreement and all applicable Service Recipients shall be subrogated to such rights, if any, as the applicable Service Provider may have against such Third Party Service Provider with respect to the Services provided by such Third Party Service Provider to or on behalf of the Service Recipient.
     SECTION 2.08. Interruption of Services.
          (a) If, due to a Force Majeure Event, an EWS Service Provider is unable, wholly or partially, to perform its obligations hereunder, then EWS shall be relieved of liability and shall suffer no prejudice for failing to perform or comply during the continuance and to the extent of such whole or partial inability to perform its obligations hereunder so caused by such Force Majeure Event; provided, that, (i) EWS gives SNI prompt notice, written or oral (but if oral, promptly confirmed in writing) of such whole or partial inability to perform the obligations hereunder and a reasonably detailed description of the cause thereof and (ii) in the event such whole or partial inability to perform its obligations hereunder is a result of such EWS Service Provider’s capacity or similar limitations, with respect to the allocation of such limited resources, the SNI Group shall be treated no less favorably by such EWS Service Provider than EWS or any Subsidiary of EWS. If EWS fails to promptly give notice of such Force Majeure Event, then EWS shall only be relieved from such performance or compliance from and after the giving of such notice. EWS shall or shall cause the applicable EWS Service Provider(s) to use its commercially reasonable efforts to remedy the situation caused by such Force Majeure Event and remove, so far as possible and with reasonable timeliness, the cause of its inability to perform or comply. EWS shall give SNI prompt notice of the cessation of the Force Majeure Event.
          (b) If, due to a Force Majeure Event, an SNI Service Provider is unable, wholly or partially, to perform its obligations hereunder, then SNI shall be relieved of liability and shall suffer no prejudice for failing to perform or comply during the continuance and to the extent of such whole or partial inability to perform its obligations hereunder so caused by such Force Majeure Event; provided, that, (i) SNI gives EWS prompt notice, written or oral (but if oral, promptly confirmed in writing) of such whole or partial inability to perform the obligations hereunder and a reasonably detailed description of the cause thereof and (ii) in the event such whole or partial inability to perform its obligations hereunder is a result of such SNI Service Provider’s capacity or similar limitations, with respect to the allocation of such limited resources, the EWS Group shall be treated no less favorably by such SNI Service Provider than SNI or any Subsidiary of SNI. If SNI fails to promptly give notice of such Force Majeure Event, then SNI shall only be relieved from such performance or compliance from and after the giving of such notice. SNI shall or shall cause the applicable SNI Service Provider(s) to use its commercially reasonable efforts to remedy the situation caused by such Force Majeure Event and remove, so far as possible and with reasonable timeliness, the cause of its inability to perform or comply. SNI shall give EWS prompt notice of the cessation of the Force Majeure Event.
     SECTION 2.09. Disaster Recovery and Business Continuity.
          (a) The EWS Service Providers will document the process for recovering and maintaining operations and services in the event of a disruption of normal operations, a disaster, a Force Majeure Event or other unforeseen circumstance, which documentation will include procedures for an orderly restoration of the computing environment, applications and network services. The intent of such documentation is to document steps to remedy the impact or disruption of services within an acceptable recovery time period. The EWS Service Providers will periodically review and maintain such documentation throughout the term of this Agreement. The EWS Service Providers will notify SNI of any material change or modification in such documentation.
          (b) The EWS Service Providers will back-up all system software, applications and data as frequently and in such manner as shall be substantially comparable to the frequency and manner that was practiced by the Parties during the six-month period prior to the Distribution Date. Each EWS Service Provider will perform all such back-ups in accordance with such EWS Service Provider’s internal policies and procedures. Without limiting the foregoing, the EWS Service Providers will (i) properly store offsite all back-up tapes, disks and other media, (ii) maintain a log of all back-ups to ensure proper rotation of back-up tapes, disks and other media and (iii) perform back-ups at least weekly and send back-up tapes, disks and other media offsite within 48 hours.
          (c) The SNI Service Providers will document the process for recovering and maintaining operations and services in the event of a disruption of normal operations, a disaster, a Force Majeure Event or other unforeseen circumstance, which documentation will include procedures for an orderly restoration of the computing environment, applications and network services. The intent of such documentation is to document steps to remedy the impact or disruption of services within an acceptable recovery time period. The SNI Service Providers will periodically review and maintain such documentation throughout the term of this Agreement. The SNI Service Providers will notify EWS of any material change or modification in such documentation.

          (d) The SNI Service Providers will back-up all system software, applications and data as frequently and in such manner as shall be substantially comparable to the frequency and manner that was practiced by the Parties during the six-month period prior to the Distribution Date. Each SNI Service Provider will perform all such back-ups in accordance with such SNI Service Provider’s internal policies and procedures. Without limiting the foregoing, the SNI Service Providers will (i) properly store offsite all back-up tapes, disks and other media, (ii) maintain a log of all back-ups to ensure proper rotation of back-up tapes, disks and other media and (iii) perform back-ups at least weekly and send back-up tapes, disks and other media offsite within 48 hours.
     SECTION 2.10. Transition of Responsibilities.
          (a) Each Party agrees to use its good faith efforts to reduce or eliminate its and the other members of its Group’s dependency on each Service provided by the other Party and members of its Group as soon as is reasonably practicable and, in any event, at the times or upon the occurrence of any events described in the SNI Transition Plan or EWS Transition Plan, as the case may be. Each Party further agrees, for itself and each Service Provider within its Group, to cooperate with the other Party and the Service Recipients within its Group, to facilitate the orderly transition of responsibility for each Service to the Service Recipient or any third party designated by the Service Recipient, including by providing the transition and termination services described in the SNI Transition Plan or EWS Transition Plan, as the case may be.
          (b) As promptly as practicable, EWS and SNI will agree in good faith to a plan for SNI to assume responsibility or eliminate the need for the provision of each EWS Service including such matters as shall be set forth in the Schedules (the “SNI Transition Plan”). The SNI Transition Plan will contain a schedule of transition events, including the expected date by which the SNI Transition Plan for each EWS Service will be completed, any training (including the transfer of knowledge and expertise) or other services that will be needed by the SNI Group members (or their third party designees) and the estimated costs and expenses, if any, to be paid by SNI to EWS with respect to such training and other services that EWS agrees to provide to the SNI Group members in order to facilitate the completion of the SNI Transition Plan. The SNI Transition Plan shall incorporate, without duplication of fees or expenses payable by the Service Recipient, all agreements with respect to such matters as shall be set forth in the Schedules.
          (c) As promptly as practicable, EWS and SNI will agree in good faith to a plan for EWS to assume responsibility or eliminate the need for the provision of each SNI Service including such matters as shall be set forth in the Schedules (the “EWS Transition Plan”). The EWS Transition Plan will contain a schedule of transition events, including the expected date by which the EWS Transition Plan for each SNI Service will be completed, any training (including the transfer of knowledge and expertise) or other services that will be needed by the EWS Group members (or their third party designees) and the estimated costs and expenses, if any, to be paid by EWS to SNI with respect to such training and other services that SNI agrees to provide to the EWS Group members in order to facilitate the completion of the EWS Transition Plan. The EWS Transition Plan shall incorporate, without duplication of fees or expenses payable by the Service Recipient, all agreements with respect to such matters as shall be set forth in the Schedules.
          (d) If either Party from time to time determines that a modification to the SNI Transition Plan or EWS Transition Plan is reasonably necessary, then such Party may give written notice thereof to the other Party in accordance with Section 11.01 hereof and the Parties will negotiate in good faith, on an arms’-length basis, to attempt to agree on terms and conditions in respect of such requested modification, including any fees or expenses payable in connection therewith. Any modification within the subject matter of a request for Additional EWS Scheduled Services pursuant to Section 2.03 shall be governed exclusively by Section 2.03. Any modification within the subject matter of a request for Additional SNI Scheduled Services pursuant to Section 2.04 shall be governed exclusively by Section 2.04.
     SECTION 2.11. Insurance.
          (a) During the term of this Agreement, each Party shall obtain and maintain the following insurance: (i) Commercial General Liability with combined single limit of not less than $1,000,000.00 each occurrence for bodily injury and property damage; (ii) Worker’s Compensation in amounts required by applicable law and Employer’s Liability with a limit of at least $1,000,000.00 each accident; and (iii) Automobile Liability including coverage for owned/leased, non-owned or hired automobiles with combined single limit of not less than $1,000,000.00 each accident.
          (b) All insurance policies obtained from U.S. insurers shall be maintained with companies rated A or better by Best’s Key Rating Guide, and each party shall, upon request, provide the other party with an insurance certificate confirming compliance with the requirements of this Section 2.11(b).
          (c) Each Party shall exercise its commercially reasonable efforts to obtain from the insurance companies providing the coverage required by this Agreement waivers of their rights to subrogation against the other Party, its Subsidiaries, assignees, officers, directors and employees.
ARTICLE III
FEES AND EXPENSES
     SECTION 3.01. Fees and Expenses. The fees and expenses for each of the Services to be provided hereunder shall be as set forth in the Schedules and Transition Plans; provided that the applicable fees shall be as set forth on the Rate Card attached hereto as Schedule 3.01 in the event not otherwise specified in a Schedule. The amount of each fee for Services set forth in the Schedules shall increase automatically by an amount equal to 3.5% of such fee on January 1, 2009 and each January 1st thereafter until this Agreement or the applicable Service is terminated in accordance with the terms hereof.
     SECTION 3.02. Billing and Payment; No Set-off. Amounts payable in respect of Services under this Agreement shall be invoiced to the Party receiving such Services monthly in arrears and paid to the Party providing such Services, as directed by such providing Party, which amounts shall be due within 30 days after the date of invoice. All amounts due and payable hereunder shall be invoiced and, except as set forth in any Schedule or Transition Plan, paid in U.S. dollars without offset, set-off, deduction or counterclaim, however arising.
     SECTION 3.03. Third Party Vendor Costs. In order to provide the Services, the Parties acknowledge and agree that it may be necessary for a Service Provider to pay third party suppliers or vendors incremental or other costs and expenses or new costs or expenses, other than and in addition to the costs and expenses payable to third party suppliers or vendors expressly described in Schedules or Transition Plans, incidental to providing the Services, including programming fees, maintenance fees, initiation and set up costs and license fees and costs associated with any third party intellectual property (all such costs and expenses, the “Third Party Vendor Costs”). Unless specified otherwise in the applicable Schedule(s), all such amounts shall be included in the amounts payable by the Party receiving the applicable Services pursuant to Section 3.02.

     SECTION 3.04. Additional Costs.
          (a) SNI shall reimburse EWS for the costs designated in each Schedule or Transition Plan as reimbursable by SNI. If it is necessary for any EWS Service Provider to incur any additional costs in connection with the provision of the EWS Services, other than any Third Party Vendor Costs (which Third Party Vendor Costs are governed by Section 3.03), EWS shall inform SNI of such need before any such additional cost is incurred. Upon mutual written agreement of SNI and EWS, as to the necessity of any such increase, subject to the remainder of this Section 3.04(a), SNI shall pay to EWS, upon completion of the related EWS Services, an amount equal to the estimated costs and expenses to be reasonably incurred in connection therewith. If the actual costs and expenses incurred by such EWS Service Provider are greater than the estimated costs, the necessity of increased costs shall again be subject to the mutual written agreement of the Parties, and if the Parties cannot agree, (i) SNI shall pay to EWS an amount equal to the estimated costs and expenses and (ii) EWS shall not receive payment or reimbursement for any such increased costs in connection with the provision of such EWS Service to the extent not previously agreed upon by the Parties. If the actual costs and expenses incurred by such EWS Service Provider are less than the estimated costs and expenses, SNI shall pay to EWS an amount equal to the actual costs and expenses.
          (b) EWS shall reimburse SNI for the costs designated in each Schedule or Transition Plan as reimbursable by EWS. If it is necessary for any SNI Service Provider to incur any additional costs in connection with the provision of the SNI Services, other than any Third Party Vendor Costs (which Third Party Vendor Costs are governed by Section 3.03), SNI shall inform EWS of such need before any such additional cost is incurred. Upon mutual written agreement of EWS and SNI, as to the necessity of any such increase, subject to the remainder of this Section 3.04(a), EWS shall pay to SNI, upon completion of the related SNI Services, an amount equal to the estimated costs and expenses to be reasonably incurred in connection therewith. If the actual costs and expenses incurred by such SNI Service Provider are greater than the estimated costs, the necessity of increased costs shall again be subject to the mutual written agreement of the Parties, and if the Parties cannot agree, (i) EWS shall pay to SNI an amount equal to the estimated costs and expenses and (ii) SNI shall not receive payment or reimbursement for any such increased costs in connection with the provision of such SNI Service to the extent not previously agreed upon by the Parties. If the actual costs and expenses incurred by such SNI Service Provider are less than the estimated costs and expenses, EWS shall pay to SNI an amount equal to the actual costs and expenses.
     SECTION 3.05. Late Payments. Late payments shall bear interest at a rate per annum equal to the Prime Rate plus 2%.
     SECTION 3.06. Tax Matters.
          (a) Each Party in its capacity as Service Recipient shall pay or cause to be paid all sales, service, valued added, use, excise, occupation and other similar taxes and duties (together in each case with all interest, penalties, fines and additions thereto) that are assessed against either Party on the provision of Services as a whole, or any particular Service (including with respect to amounts paid by the Service Provider to third parties), including Additional EWS Scheduled Services or Additional SNI Scheduled Services, as applicable, received by any applicable Service Recipient or any members of its Group from any Service Provider or any members of its Group pursuant to the terms of this Agreement (collectively, “Service Taxes”). If required under applicable Law (or in the case of Service Taxes relating to amounts paid by the Service Provider to third parties), each Service Provider shall invoice the Service Recipient for the full amount of all Service Taxes, and such Service Recipient shall pay, in addition to the other amounts required to be paid pursuant to the terms of this Agreement, such Service Taxes to such Service Provider.

          (b) Notwithstanding anything to the contrary contained herein, each Service Provider shall not be liable for any claim in respect of Services relating to Taxes or Tax Returns of the Service Recipient or any other member of its Group, except to the extent that such claim arises from the willful misconduct or gross negligence of such Service Provider.
ARTICLE IV
TERM; TERMINATION
     SECTION 4.01. Term. This Agreement shall commence on the Distribution Date and unless terminated earlier in accordance with this Article IV, will terminate on the earlier to occur of (a) the second anniversary of the Distribution Date and (b) the date on which the terms of all the Schedules have expired or been terminated.
     SECTION 4.02. Force Majeure Event Early Termination of Services. In the event that pursuant to Section 2.08, a Service Provider reduces or suspends the provision of any Service due to a Force Majeure Event and such reduction or suspension continues for 15 days, the other Party may immediately terminate the applicable Service, upon written notice and without any reimbursement obligation.
     SECTION 4.03. Early Termination of this Agreement.
          (a) This Agreement may be terminated by (x) the mutual written consent of each Party, (y) as may be set forth in the applicable Schedule or (z) by a Party (a “Non Defaulting Party”) upon written notice to the other Party if:
          (i) the other Party fails in any material respect to perform its obligations under or breaches in any material respect this Agreement (the “Defaulting Party”) and such failure to perform or breach of an obligation is not cured within 30 days of the date on which written notice is received by the Defaulting Party setting forth in reasonable detail the manner in which the Defaulting Party failed to perform its obligations hereunder and stating that the Non-Defaulting Party intends to terminate this Agreement with respect to the Defaulting Party if such failure or breach is not cured within 30 days of such notice; or
          (ii) the other Party makes a general assignment for the benefit of creditors, becomes insolvent, or has a receiver appointed or reorganization or arrangement proceedings approved by a court.
          (b) Any Service or Services provided hereunder may be terminated by a Service Recipient upon 30 days’ prior written notice (or such period of time set forth in the applicable Schedule, if different) to the relevant Service Provider(s) of such Service or Services for any or no reason; provided, that such termination does not materially adversely affect the Service Provider or the members of its Group.
          (c) Any termination notice delivered by any Party shall specify the effective date of termination and, where applicable, in detail the Service or Services to be terminated.
     SECTION 4.04. Sums Due.
          (a) In the event of a termination (including any termination pursuant to Section 4.02) or expiration of this Agreement (or Services under one or more Schedules), EWS shall be entitled to the payment or reimbursement of, and SNI shall, or shall cause the other applicable member(s) of its Group to, pay and reimburse EWS, on the date of such termination or expiration (i) any amounts due to any

EWS Service Provider under this Agreement with respect to the applicable terminated or expired EWS Service(s) and (ii) any amounts accrued in connection with the provision of the applicable terminated or expired EWS Service(s) through the date of such termination or expiration but not yet invoiced by any EWS Service Provider under this Agreement, as if such amounts were invoiced on the date of such termination or expiration.
          (b) In the event of a termination (including any termination pursuant to Section 4.02) or expiration of this Agreement (or Services under one or more Schedules), SNI shall be entitled to the payment or reimbursement of, and EWS shall, or shall cause the other applicable member(s) of its Group to, pay and reimburse SNI, on the date of such termination or expiration (i) any amounts due to any SNI Service Provider under this Agreement with respect to the applicable terminated or expired SNI Service(s) and (ii) any amounts accrued in connection with the provision of the applicable terminated or expired SNI Service(s) through the date of such termination or expiration but not yet invoiced by any SNI Service Provider under this Agreement, as if such amounts were invoiced on the date of such termination or expiration.
     SECTION 4.05. Effect of Termination. Articles I, III, VI, VIII, IX, X and XI and Sections 4.04 and 4.05 shall survive any termination of this Agreement.
ARTICLE V
THIRD PARTY RIGHTS
     SECTION 5.01. Third Parties and EWS Services.
          (a) EWS and SNI shall cooperate to attempt to obtain all Consents (including those set forth on Exhibits 5.01 and 5.02) sufficient to enable the EWS Service Providers to perform the EWS Services in accordance with this Agreement for any third party Software or other Intellectual Property related to the provision of the EWS Services; provided, that, EWS shall not be required to incur any costs in connection therewith. SNI shall cooperate with EWS in obtaining all such required Consents related to the provision of the EWS Services and SNI shall bear any costs incurred in connection therewith, provided, further, that SNI shall only be required to reimburse EWS for those expenses incurred by EWS that SNI has previously approved in writing. Attached hereto as Exhibit 5.01 is a list of required Consents for any third party Software or other Intellectual Property known to be related to, and necessary for, the provision of the EWS Services and an estimate of charges to be imposed by third party software providers. In the event that any such Consent is not obtained, then, unless and until such Consent is obtained, during the term of the applicable Schedule, the Parties shall cooperate with each other in attempting to achieve a reasonable alternative arrangement with respect to such third party Software or Intellectual Property for SNI to continue to process its work and for the EWS Service Providers to perform the EWS Services. Notwithstanding anything contained in this Agreement, EWS’ obligations hereunder to provide the EWS Services that require third party Intellectual Property are subject to such third party granting the applicable members of the EWS Group a valid and enforceable license (or waiving the requirement to obtain a license) to use its Intellectual Property for the purposes described herein.
          (b) Nothing contained in this Agreement shall preclude SNI from enforcing any rights or benefits available to it or EWS, or availing itself of any rights or defenses available to it or EWS under any third party agreement pursuant to which EWS Services are being provided to SNI.

     SECTION 5.02. Third Parties and SNI Services.
          (a) EWS and SNI shall cooperate to attempt to obtain all Consents (including those set forth on Exhibits 5.01 and 5.02) sufficient to enable the SNI Service Providers to perform the SNI Services in accordance with this Agreement for any third party Software or other Intellectual Property related to the provision of the SNI Services; provided, that, SNI shall not be required to incur any costs in connection therewith. EWS shall cooperate with SNI in obtaining all such required Consents related to the provision of the SNI Services and EWS shall bear any costs in connection therewith; provided, further, that EWS shall only be required to reimburse SNI for those expenses incurred by SNI that EWS has previously approved in writing. Attached hereto as Exhibit 5.02 is a list of required Consents for any third party Software or other Intellectual Property known to be related to, and necessary for, the provision of the SNI Services and an estimate of charges to be imposed by third party Software providers. In the event that any such Consent is not obtained, then, unless and until such Consent is obtained, during the term of the applicable Schedule, the Parties shall cooperate with each other in attempting to achieve a reasonable alternative arrangement with respect to such third party Software or Intellectual Property for EWS to continue to process its work and for the SNI Service Providers to perform the SNI Services. Notwithstanding anything contained in this Agreement, SNI’s obligations hereunder to provide the SNI Services that require third party Intellectual Property are subject to such third party granting the applicable members of the SNI Group a valid and enforceable license (or waiving the requirement to obtain a license) to use its Intellectual Property for the purposes described herein.
          (b) Nothing contained in this Agreement shall preclude EWS from enforcing any rights or benefits available to it or SNI, or availing itself of any rights or defenses available to it or SNI under any third party agreement pursuant to which SNI Services are being provided to EWS.
ARTICLE VI
INTERNAL CONTROLS
     SECTION 6.01. Access Rights of SNI. If requested by SNI, EWS shall and shall cause each EWS Service Provider to permit the SNI Group members reasonable access (in addition to the access required by Section 8.04) to its respective books, records, accountants (and EWS shall exercise commercially reasonable efforts to provide such access to its accountants’ work papers), personnel and facilities for the purpose of SNI’s testing and verification of the effectiveness of each EWS Service Provider’s controls with respect to EWS Services as is reasonably necessary to enable the management of SNI to comply with its obligations under SOX §404 and to enable SNI’s independent public accounting firm to attest to and report on the assessment of the management of SNI in accordance with SOX §404 and Accounting Standard No. 5, as amended, or as required by SNI’s external auditors; provided, however, that, except as set forth in Section 8.04, EWS shall not be required to furnish SNI access to any information other than information that relates specifically to EWS Services.
     SECTION 6.02. Access Rights of EWS. If requested by EWS, SNI shall and shall cause each SNI Service Provider to permit the EWS Group members reasonable access (in addition to the access required by Section 8.04) to its respective books, records, accountants (and SNI shall exercise commercially reasonable efforts to provide such access to its accountants’ work papers), personnel and facilities for the purpose of EWS’ testing and verification of the effectiveness of each SNI Service Provider’s controls with respect to SNI Services as is reasonably necessary to enable the management of EWS to comply with its obligations under SOX §404 and to enable EWS’ independent public accounting firm to attest to and report on the assessment of the management of EWS in accordance with SOX §404 and Accounting Standard No. 5, as amended, or as required by EWS’ external auditors; provided, however, that, except as set forth in Section 8.04, SNI shall not be required to furnish EWS access to any information other than Information that relates specifically to SNI Services.

     SECTION 6.03. Procedures. Without limiting the generality of, and in order to give effect to, the foregoing provisions of Article VI:
          (a) the Parties shall cooperate from time to time to identify the significant processes provided by each Party to the other Party in connection with the provision of the Services hereunder;
          (b) each Party shall develop and maintain comprehensive procedures to adequately test, evaluate and document the design and effectiveness of its controls over such significant processes;
          (c) each Party as Service Provider shall provide to the other Party, its auditors and any third party that such other Party has retained to assist it with its SOX §404 compliance (subject to such third party’s having signed an appropriate confidentiality agreement with the Party that is providing the relevant Information), as soon as practical but no later than the 15th day of the month following each fiscal quarter end during which the Service Provider provided a Service comprising a significant process to the other Party, adequate documentation with respect to the testing of its controls over the significant processes;
          (d) in the event any deficiencies are found as a result of the testing, the Service Provider will notify the Service Recipient of such deficiencies as soon as practical but no later than the 15th day of the month following each fiscal quarter end, and the Service Provider and the Service Recipient shall cooperate in good faith to develop and implement commercially reasonable action plans and timetables to remedy such deficiencies and/or implement adequate compensating controls; provided, however, that if a Party as Service Provider provides a substantially similar service for itself or its Subsidiaries, then such Party as Service Provider shall not be required to take any actions that are different from the actions that such Party is taking with respect to such services that it provides for itself or its Subsidiaries, unless the control deficiency is or could reasonably be expected to be a material weakness in the Service Recipients’ internal control over financial reporting (and the Service Recipient shall share its analysis in this regard with the Service Provider), in which case the Service Provider shall cooperate in good faith with the Service Recipient to develop and implement in a timely fashion commercially reasonable action plans and timetables to remedy the deficiency and/or implement adequate compensating controls such that the deficiency will not rise to the level of a material weakness; provided further, that, if, as a result of such remedy and/or implementation, the Service Provider is required to take actions that are different than the actions that the Service Provider is taking with respect to the substantially similar services that it provides for itself or its Subsidiaries, the Service Recipient shall be obligated to fund the incremental costs incurred by the Service Provider, including all out of pocket incremental costs, plus a reasonable allocation of costs of employees who are diverted from providing services that such employees would otherwise be providing to the Service Provider during the period of such remedy and/or implementation;
          (e) the Service Provider shall, if requested by the Service Recipient, make its personnel and testing and documentation available to the auditors of the Service Recipient to enable such auditors to attest to and report on the assessment of internal control over financial reporting of the management of the Service Recipient, and the Service Provider shall cooperate and assist the Service Recipient’s auditors in performing any process walkthroughs and process testing that such auditor may request of the significant processes; and
          (f) each Party as Service Provider shall provide written notice to the other Party, as soon as practical but no later than the 15th day of the month following each fiscal quarter end, of any significant change in control design by such Party or any of its other Group members during any fiscal quarter during the term of this Agreement.

ARTICLE VII
TRANSITION TEAMS/SINGLE POINT OF CONTACT
     SECTION 7.01. Appointment of Transition Teams. Each Party shall designate one or more individuals who have practical knowledge and experience in each area of such Party’s operations that relate to the Services and are authorized to make decisions with respect to the Services (each a “Transition Team”). Without limiting the generality of the foregoing, and subject to the foregoing provision, each Transition Team will include individuals from such Party and its Subsidiaries whose experience includes, as applicable, the following areas: (i) information technology systems, (ii) human resources, (iii) accounting and finance, (iv) risk management and insurance, (v) tax, (vi) corporate development, (vii) financial services center, (viii) treasury, (ix) payroll, (x) real estate and facilities, (xi) product supplies and (xii) SEC and financial reporting. Each Party shall designate a member of its Transition Team as the leader of its respective Transition Team (each a “Team Leader”). The initial members of the Transition Team and the Team Leader for each of EWS and SNI are set forth on Exhibit 7.01, including each such person’s title, areas of expertise and relevant telephone, fax and email information. Each Team Leader shall coordinate the assignment of persons to its Transition Team and shall assess and monitor the performance of the Transition Services. The Transition Teams will be responsible for overseeing the completion of the Services in accordance with the terms and conditions hereof.
     SECTION 7.02. Transition Team Actions. The Transition Teams shall convene meetings on a mutually agreed upon periodic basis as required. It is the expectation of the Parties that the Transition Team members shall communicate directly with one another and work directly with one another to ensure that all Transition Services are completed on a timely and complete basis; provided that, (i) except for EWS’ Team Leader, the members of EWS’ Transition Team shall not have the legal authority to make or to modify any obligation or to waive any right on behalf of any EWS Service Provider and (ii) except for a SNI’s Team Leader, the members of SNI’s Transition Team shall not have the legal authority to make or to modify any obligation or to waive any right on behalf of any SNI Service Provider. The Team Leaders shall meet on such mutually agreed upon periodic basis as required, to discuss the status of the Transition Services, as well as to answer questions, gather information and resolve disputes that may occur from time to time. All meetings pursuant to this Section 7.02 may be face-to-face, video or telephonic meetings as may be agreed upon by the individuals participating is such meeting. Each Party shall bear all costs and expenses of such Party’s Transition Team related to attending or participating in Transition Team meetings.
ARTICLE VIII
CONFIDENTIALITY; NON-SOLICITATION; RECORDS; ACCESS
     SECTION 8.01. Confidentiality Obligations.
          (a) General. Each Party acknowledges that such Party has in its possession, and in connection with this Agreement such Party will receive, Information of the other Party that is not available to the general public and may constitute, contain or include material non-public Information of the other Party. Subject to Section 8.01(c) and Section 8.01(d), as of the Distribution Date, each Party, on behalf of itself and each other member of its Group, agrees to hold, and to cause its respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that such Party applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Distribution Date, all Information concerning the other Party (or its Business) and the other members of such other Party’s Group (or their respective Business) that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Party or the other members of such other Party’s Group or their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and will not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information: (i) is or becomes available to the general public, other than as a result of a disclosure by such Party or the other members of such Party’s Group or any of their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives in breach of this Agreement; (ii) was or becomes available to such Party or the other members of such Party’s Group on a non-confidential basis from a source other than the other Party or the other members of such other Party’s Group, provided, that, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to such Party or the other members of such Party’s Group by a contractual, legal or fiduciary obligation; or (iii) is independently generated by such Party or the other members of such Party’s Group without use of or reference to any proprietary or confidential Information of the other Party.
          (b) No Release, Compliance with Law, Return or Destruction. Following the Distribution Date, each Party agrees not to release or disclose, or permit to be released or disclosed, any Information of the other Party to any other Person, except its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who need to know such Information pursuant to this Agreement, and except in compliance with Section 8.01(c). Each Party shall advise its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information of such Party’s confidentiality obligations hereunder and that such Information may constitute, contain or include material non-public Information of the other Party. Following the Distribution Date, each Party shall, and shall cause, its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information to use such Information only in accordance with (i) the terms of this Agreement and (ii) applicable Law (including federal and state securities Laws). Following the Distribution Date, each Party shall promptly, after receiving a written request of the other Party, return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the other Party.
          (c) Protective Arrangements. Notwithstanding anything herein to the contrary, in the event that, following the Distribution Date, either Party or any of its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives either determines on the advice of its counsel that it is required to disclose any Information of the other Party pursuant to applicable Law or the rules or regulations of a Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, if possible, notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. In the event that a protective arrangement is not obtained, the Person that received such request (i) may thereafter disclose or provide such Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority, without liability therefor and (ii) shall exercise its commercially reasonable efforts to have confidential treatment accorded any such Information so furnished.

          (d) Certain Standards and Exceptions.
          (i) Nothing in this Agreement shall be construed to limit or prohibit either Party from independently creating or developing (or having created or developed for it), or from acquiring from third parties (or from thereafter using or disclosing as such Party sees fit), any Information similar to or competitive with the Information contemplated by or embodied in the other Party’s confidential, non-public and proprietary Information, provided that in connection with such creation, development, or acquisition such Party does not violate any of its obligations under this Agreement or any other agreement with the other Party. Notwithstanding the foregoing, neither Party shall, nor shall it assist others to, disassemble, decompile, reverse engineer, or otherwise attempt to recreate, the other Party’s confidential, non-public and proprietary Information.
          (ii) Nothing in this Agreement shall limit either Party’s ability to market, develop and provide products or services to others that are functionally comparable to those of the other Party, whether or not based on the same general business practices, concepts, techniques and routines contemplated by or embodied in the other Party’s confidential, non-public and proprietary Information.
          (iii) “Residuals” means Information retained in the memory of an employee of one Party pertaining to or resulting from the performance of services for the other Party, excluding, however, Information deliberately memorized to classify it as Residuals. Notwithstanding anything to the contrary in this Section 8.01, either Party shall be free to use for any purpose Residuals of its employees resulting from their access to or work with Information of the other Party if such Party otherwise complies with its obligations not to disclose Information of the other Party to third parties in violation of this Section 8.01; provided, that this provision does not grant either Party a license to use the other Party’s Intellectual Property.
     SECTION 8.02. Non-Solicitation.
          (a) For a period of two years from the Distribution Date, neither SNI nor any other member of the SNI Group shall, without the prior written approval of EWS, directly or indirectly, solicit any employees of any EWS Service Provider who are engaged in or were engaged in providing Services during the term of this Agreement, to terminate their relationship with any of the EWS Service Providers. The foregoing shall not apply to any solicitation of any employee or employment of any employee of any EWS Service Provider who (i) initially contacted any member of the SNI Group or their representatives on his or her own initiative without any solicitation by any member of the SNI Group or their representatives, (ii) responded to a solicitation directed at the public in general through advertisement or similar means not targeted specifically at such employee or the business of the EWS Service Provider or (iii) was referred to any member of the SNI Group or their representatives, as applicable, by search firms, employment agencies or other similar entities provided that such entities have not been specifically instructed by any member of the SNI Group or their representatives to solicit such employee.
          (b) For a period of two years from the Distribution Date, neither EWS nor any other member of the EWS Group shall, without the prior written approval of SNI, directly or indirectly, solicit any employees of any SNI Service Provider who are engaged in or were engaged in providing Services during the term of this Agreement, to terminate their relationship with any of the SNI Service Providers. The foregoing shall not apply to any solicitation of any employee or employment of any employee of any SNI Service Provider who (i) initially contacted any member of the EWS Group or their representatives on his or her own initiative without any solicitation by any member of the EWS Group or their representatives, (ii) responded to a solicitation directed at the public in general through advertisement or similar means not targeted specifically at such employee or the business of the SNI Service Provider or (iii) was referred to any member of the EWS Group or their representatives, as applicable, by search firms, employment agencies or other similar entities provided that such entities have not been specifically instructed by any member of the EWS Group or their representatives to solicit such employee.
     SECTION 8.03. Records. Each Party shall maintain records with respect to the Services provided by such Party that are in a form and contain a level of detail similar to records, if any, that are maintained in providing similar services for itself or for such Party’s Subsidiaries for a period of the longer of one year after the termination of this Agreement or the applicable period for maintaining such records set forth in the EWS Record Retention Policy in effect as of the Distribution Date, or such longer period as required by applicable Law. During the period in which such Party is required to maintain such records, upon prior written request to such Party, the other Party and its Subsidiaries shall have reasonable access to such records during normal business hours of such Party or its applicable Subsidiary at the place where such records are normally maintained.
     SECTION 8.04. Access.
          (a) SNI shall, and shall cause the other applicable members of the SNI Group to, make available on a timely basis to each EWS Service Provider such Information reasonably requested by such EWS Service Provider to enable such EWS Service Provider to provide the EWS Services. SNI shall, and shall cause the other applicable members of the SNI Group to, provide to the EWS Service Providers reasonable access to the premises of the SNI Group members and the systems, software and networks located therein, to the extent necessary for the purpose of providing the EWS Services. EWS shall ensure that it and the other EWS Service Providers comply with applicable Law and SNI’s security and other policies and procedures, as may be provided to EWS by SNI in writing from time to time. At EWS’ request, SNI agrees to, or to cause the applicable SNI Service Provider to: (i) maintain logs of activity of its employees and contractors when providing Services that are billed to the Service Recipient on a hourly basis with respect to any of such SNI Service Provider’s systems or databases and (ii) if there is a dispute between the Parties regarding any such Services, allow EWS to audit such SNI Service Provider’s usage by employees and contractors with respect to such systems and databases.
          (b) EWS shall, and shall cause the other applicable members of the EWS Group to, make available on a timely basis to each SNI Service Provider such Information reasonably requested by such SNI Service Provider to enable such SNI Service Provider to provide the SNI Services. EWS shall, and shall cause the other applicable members of the EWS Group to, provide to the SNI Service Providers reasonable access to the premises of the EWS Group members and the systems, software and networks located therein, to the extent necessary for the purpose of providing the SNI Services. SNI shall ensure that it and the other SNI Service Providers comply with applicable Law and EWS’ security and other policies and procedures, as may be provided to SNI by EWS in writing from time to time. At SNI’s request, EWS agrees to, or to cause the applicable EWS Service Provider to: (i) maintain logs of activity of its employees and contractors when providing Services that are billed to the Service Recipient on a hourly basis with respect to any of such EWS Service Provider’s systems or databases and (ii) if there is a dispute between the Parties regarding any such Services, allow SNI to audit such EWS Service Provider’s usage by employees and contractors with respect to such systems and databases.

ARTICLE IX
NO WARRANTY; LIMITATION OF LIABILITY;
INDEMNIFICATION
     SECTION 9.01. Warranties and Disclaimer of Warranty by EWS.
          (a) EWS represents and warrants to SNI as of the date hereof and at all times during which the EWS Services are provided to SNI, that:
          (i) Subject to the receipt of the Consents set forth on Exhibit 5.01 hereof, neither the provision of the EWS Services by any EWS Service Provider, nor the receipt or use thereof by SNI in accordance with the terms and conditions hereof, shall breach, violate, infringe upon or constitute misappropriation of any Intellectual Property right of any Person. Subject to the terms and conditions hereof, of the Separation Agreement and of the other Ancillary Agreements, the provision of the EWS Services will not confer on SNI any Intellectual Property rights, except as explicitly provided herein or therein.
          (ii) The EWS Services will be performed in a timely manner consistent with this Agreement, as each individual Schedule may require, by qualified individuals with appropriate subject matter expertise, in a professional and workmanlike manner, conforming to generally accepted industry standards and practices applicable to each individual Schedule and in strict accordance with all applicable Laws.
          (b) Except as expressly set forth in this Agreement, the EWS Services to be purchased under this Agreement are provided as is, where is, with all faults, and without warranty or condition of any kind, express or implied, including any warranty of merchantability or fitness for any particular purpose or any other warranty whatsoever.
     SECTION 9.02. Warranties and Disclaimer of Warranty by SNI.
          (a) SNI represents and warrants to EWS as of the date hereof and at all times during which the SNI Services are provided to EWS, that:
          (i) Subject to the receipt of the Consents set forth on Exhibit 5.02 hereof, neither the provision of the SNI Services by any SNI Service Provider, nor the receipt or use thereof by EWS in accordance with the terms and conditions hereof, shall breach, violate, infringe upon or constitute misappropriation of any Intellectual Property right of any Person. Subject to the terms and conditions hereof, of the Separation Agreement and of the other Ancillary Agreements, the provision of the SNI Services will not confer on EWS any Intellectual Property rights, except as explicitly provided herein or therein.
          (ii) The SNI Services will be performed in a timely manner consistent with this Agreement, as each individual Schedule may require, by qualified individuals with appropriate subject matter expertise, in a professional and workmanlike manner, conforming to generally accepted industry standards and practices applicable to each individual Schedule and in strict accordance with all applicable Laws.
          (b) Except as expressly set forth in this Agreement, the SNI Services to be purchased under this Agreement are provided as is, where is, with all faults, and without warranty or condition of any kind, express or implied, including any warranty of merchantability or fitness for any particular purpose or any other warranty whatsoever.

     SECTION 9.03. Obligation to Re-perform EWS Services. In the event of any breach of this Agreement by any EWS Service Provider with respect to any failure by an EWS Service Provider to provide any EWS Service in accordance with the terms of this Agreement, EWS shall, or shall cause the applicable EWS Service Provider to, correct in all material respects such error or defect or re-perform in all material respects such EWS Service at the request of SNI and at the expense of EWS. To be effective, any such request by SNI must (i) specify in reasonable detail the particular error or defect and (ii) be made no more than 90 days from the date such error or defect was discovered by SNI or should have been discovered by SNI after reasonable inquiry.
     SECTION 9.04. Obligation to Re-perform SNI Services. In the event of any breach of this Agreement by any SNI Service Provider with respect to any failure by an SNI Service Provider to provide any SNI Service in accordance with the terms of this Agreement, SNI shall, or shall cause the applicable SNI Service Provider to, correct in all material respects such error or defect or re-perform in all material respects such SNI Service at the request of EWS and at the expense of SNI. To be effective, any such request by EWS must (i) specify in reasonable detail the particular error or defect and (ii) be made no more than 90 days from the date such error or defect was discovered by EWS or should have been discovered by EWS after reasonable inquiry.
     SECTION 9.05. Limitation of Liability. Notwithstanding anything contained herein to the contrary:
          (a) In no event shall either Party be liable to the other Party or its Group (or their respective directors, officers, agents, Service Providers or employees) for incidental, consequential or punitive damages in connection with this Agreement, even if the Party has been advised of the possibility of such damages, and each Party hereby waives on behalf of itself, its Affiliates, and Service Providers and their respective directors, officers, agents, Service Providers or employees any claim for such damages including any claim for lost profits, whether arising in contract, tort or otherwise;
          (b) EWS will exercise commercially reasonable due diligence in its choice of such Third Party Service Provider and EWS will employ Best Efforts to induce or cause such Third Party Service Provider to provide the EWS Services in accordance with the manner and levels agreed to hereunder; and
          (c) SNI will exercise commercially reasonable due diligence in its choice of such Third Party Service Provider and SNI will employ Best Efforts to induce or cause such Third Party Service Provider to provide the SNI Services in accordance with the manner and levels agreed to hereunder.
     SECTION 9.06. EWS Indemnity. EWS shall indemnify and hold harmless SNI and the other members of the SNI Group (and their respective directors, officers, agents, Third Party Service Providers and employees) from and against any and all claims, demands, complaints, damages, payments, losses, liabilities, costs or expenses (each of the foregoing, a “Loss”) arising out of, relating to or in connection with (i) any Action pursuant to which it has been determined that the provision by any EWS Service Provider and/or the receipt by any member of the SNI Group of any EWS Service infringes upon or misappropriates the Intellectual Property of any third party, to the extent that any such Loss is determined to have resulted from such EWS Service Provider’s intentional breach, fraud, gross negligence or willful misconduct, (ii) any breach by EWS of its obligations under this Agreement or (iii) any action or omission by an EWS Service Provider in providing the EWS Services hereunder, except to the extent any such Loss arises from the acts or omissions of a member of the SNI Group.

     SECTION 9.07. SNI Indemnity. SNI shall indemnify and hold harmless EWS and the other members of the EWS Group (and their respective directors, officers, agents, Third Party Service Providers and employees) from and against any and all Losses arising out of, relating to or in connection with (i) any Action pursuant to which it has been determined that the provision by any SNI Service Provider and/or the receipt by any member of the EWS Group of any SNI Service infringes upon or misappropriates the Intellectual Property of any third party, to the extent that any such Loss is determined to have resulted from such SNI Service Provider’s intentional breach, fraud, gross negligence or willful misconduct, (ii) any breach by SNI of its obligations under this Agreement or (iii) any action or omission by an SNI Service Provider in providing the SNI Services hereunder, except to the extent any such Loss arises from the acts or omissions of a member of the EWS Group.
ARTICLE X
DISPUTE RESOLUTION
     SECTION 10.01. General. Except with respect to injunctive relief described below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall attempt to be settled first, by good faith efforts of the Parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out below.
     SECTION 10.02. Initiation. A Party that wishes to initiate the dispute resolution process shall send written notice to the other Party, in accordance with Section 11.01, with a summary of the controversy and a request to initiate these dispute resolution procedures. Each Party shall appoint a knowledgeable, responsible representative who has the authority to settle the dispute, to meet and to negotiate in good faith to resolve the dispute. The discussions shall be left to the discretion of the representatives who may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations (a) shall be treated as Information subject to the provisions of Section 8.01 developed for purposes of settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible in the arbitration described above or in any lawsuit pursuant to Rule 408 of the Federal Rules of Evidence. Documents identified in or provided with such communications that are not prepared for purposes of the negotiations are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit. The Parties agree to pursue resolution under this subsection for a minimum of 30 calendar days before requesting arbitration.
     SECTION 10.03. Arbitration Request. If the dispute is not resolved under the preceding subsection within 30 calendar days of the initial written notice, either Party may demand arbitration by sending written notice to the other Party. The Parties shall promptly submit the dispute to the American Arbitration Association for resolution by a single neutral arbitrator acceptable to both Parties, as selected under the rules of the American Arbitration Association. The dispute shall then be administered according to the American Arbitration Association’s Commercial Arbitration Rules, with the following modifications: (i) the arbitration shall be held in a location mutually acceptable to the parties, and, if the parties do not agree, the location shall be Cincinnati, Ohio; (ii) the arbitrator shall be licensed to practice law; (iii) the arbitrator shall conduct the arbitration as if it were a bench trial and shall use, apply and enforce the Federal Rules of Evidence and Federal Rules of Civil Procedure; (iv) except for breaches related to Information subject to Section 8.01, the arbitrator shall have no power or authority to make any award that provides for consequential, punitive or exemplary damages or extend the term hereof; (v) the arbitrator shall control the scheduling so that the hearing is completed no later than 30 calendar days after the date of the demand for arbitration; and (vi) the arbitrator’s decision shall be given within five calendar days thereafter in summary form that states the award, without written decision, which decision shall follow the plain meaning of this Agreement, and in the event of any ambiguity, the intent of the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the

Parties. Each Party to the dispute shall bear its own expenses arising out of the arbitration, except that the Parties shall share the expenses of the facilities to conduct the arbitration and the fees of the arbitrator equally.
     SECTION 10.04. Injunctive Relief. The foregoing notwithstanding, each Party shall have the right to seek injunctive relief in an applicable court of law or equity to preserve the status quo pending resolution of the dispute and enforce any decision relating to the resolution of the dispute.
ARTICLE XI
MISCELLANEOUS
     SECTION 11.01. Notices. All notices, requests, claims, demands and other communications hereunder (except for routine communications contemplated by certain Schedules) must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

If to EWS, to:

[ ]
[ ]
[ ]
Facsimile: [ ]
Attention: [ ]

with a copy to:

[ ]
[ ]
[ ]
Facsimile: [ ]
Attention: [ ]

If to SNI, to:

[ ]
[ ]
[ ]
Facsimile: [ ]
Attention: [ ]

with a copy to:

[ ]
[ ]
[ ]
Facsimile: [ ]
Attention: [ ]
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.
     SECTION 11.02. Entire Agreement. This Agreement, together with all exhibits and Schedules hereto, the Separation and Distribution Agreement and the other Ancillary Agreements, constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
     SECTION 11.03. Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
     SECTION 11.04. Amendment. This Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, only by a written instrument signed by duly authorized signatories of the Parties.
     SECTION 11.05. Independent Contractors. In performing the Services hereunder, each Service Provider shall operate as and have the status of an independent contractor. No Service Provider’s employees shall be considered employees or agents of the other Party, nor shall the employees of any Party be eligible or entitled to any benefits, perquisites or privileges given or extended to any of the other Party’s employees in connection with the provision of Services. Nothing contained in this Agreement shall be deemed or construed to create a joint venture or partnership between the Parties. No Party shall have any power to control the activities and/or operations of the other Party. No Party shall have any power or authority to bind or commit any other Party.
     SECTION 11.06. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person except as provided in Sections 9.06 and 9.07 of this Agreement.
     SECTION 11.07. No Assignment; Binding Effect. Neither Party shall be permitted to assign, in whole or in part, directly or indirectly, by operation of law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of the other Party and any unauthorized assignment shall be null and void. Notwithstanding such prohibition on assignment:
          (a) Either Party’s obligation to provide, or right to receive, any Service (or portions thereof) may be assigned, sublicensed, delegated, allocated or contributed, in whole or in part, to one or more Affiliates of such Party within its Group and, to the extent so assigned, sublicensed, delegated, allocated or contributed, the relevant Affiliate shall be deemed the relevant Service Provider or Service Recipient, as applicable, with respect to the relevant portion of such Services; provided that no such assignment, allocation or contribution shall relieve such Party of any of its obligations hereunder. No prior written consent shall be required with respect to any such permitted assignment, sublicense, delegation, allocation or contribution.

          (b) Nothing herein shall prohibit, modify or limit the ability of the Parties to transfer or allocate assets and liabilities, as the case may be, to any entity within the EWS Group or the SNI Group in connection with, or in furtherance of, the Separation (as defined in the Separation Agreement) and, to the extent that any such transfer or allocation results in a change of the Party or member of its Group which reasonably should be a Service Provider or Service Recipient with respect to any Service then the Parties shall make such amendments, revisions or modifications to the Schedules as are reasonably necessary to reflect the appropriate Service Provider or Service Recipient, as the case may be.
          (c) Either Party may assign all, but not less than all, of its rights or obligations under this Agreement in connection with a consolidation or merger transaction in which such Party is not the continuing or surviving entity or the sale by such Party of all or substantially all of its properties and assets, provided that: (i) prior to such transaction becoming effective, the continuing, surviving or acquiring entity shall have executed and delivered to the other Party a written agreement, in form and substance reasonably satisfactory to the other Party, pursuant to which such entity agrees to be bound by all of the terms, conditions and provisions of this Agreement as if named as a “Party” hereto and (ii) no Service Provider or Service Recipient shall be obligated to materially change the nature, scope or volume of the Services it provides or receives, respectively, under this Agreement as a result of any such assignment.
          (d) If either Party assigns, delegates, sublicenses, allocates or contributes all or any portion of its rights and obligations under this Agreement to any other member of its Group, then prior to such Party consummating any sale or transfer of a controlling interest in, or all or substantially all of the properties and assets of, such other Group member to a non-Affiliate of such Party, such Party shall cause all such rights or obligations to be reallocated among one or more of the continuing members of its Group by appropriate assignment or assumption transactions such that the Group member to be sold shall no longer be a Service Provider or Service Recipient upon consummation of such sale transaction. The other Party shall have the right to prior review of such re-allocations and the Parties shall cooperate in good faith to resolve any reasonable objections that the other Party may have to such re-allocations and to take such further actions as may be reasonably required to assure that the rights and obligations under this Agreement are preserved, in the aggregate.
          (e) Nothing in this Section 11.07 shall affect the ability of either Party to terminate any of the Services in accordance with the provisions of this Agreement.
     SECTION 11.08. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     SECTION 11.09. Submission to Jurisdiction; Waivers. Subject to the prior exhaustion of the escalation procedures set forth in Article X and to the fullest extent permitted by applicable Law, each Party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of Ohio or any Ohio State court, in each case, located in the County of Hamilton and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the County of Hamilton for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such action brought in such a court or any claim that any such action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.01 or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
     SECTION 11.10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
     SECTION 11.11. Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio, without giving effect to the conflicts of laws principles thereof.
     SECTION 11.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     SECTION 11.13. Order of Precedence. In the event of an inconsistency or conflict between this Agreement and a Schedule or an attachment or exhibit thereto, the Schedule (or the attachment or exhibit thereto) shall prevail.
     SECTION 11.14. Ownership of and License to Data.
          (a) It is acknowledged and agreed that (i) EWS retains all right, title and interest in and to all EWS Data and nothing herein shall create or vest in SNI any right, title or interest in or to the EWS Data and (ii) SNI retains all right, title and interest in and to all SNI Data and nothing herein shall create or vest in EWS any right, title or interest in or to the SNI Data.
          (b) EWS hereby grants to SNI a non-exclusive, royalty free, fully paid-up, non-transferable, worldwide license to use EWS Data solely (i) to provide the SNI Services and (ii) to comply with SNI’s obligations under applicable Law with respect to such EWS Data.
          (c) SNI hereby grants to EWS a non-exclusive, royalty free, fully paid-up, non-transferable, worldwide license to use SNI Data solely (i) to provide the EWS Services and (ii) to comply with EWS’ obligations under applicable Law with respect to such SNI Data.
[signature page follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

THE E. W. SCRIPPS COMPANY
By:
Name:
Title:

SCRIPPS NETWORKS INTERACTIVE, INC.
By:
Name:
Title: